Exhibit 3.10

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:07 PM 02/13/2006
FILED 03:35 PM 02/13/2006
SRV 060134128 – 4109332 FILE

CERTIFICATE OF FORMATION

OF

USS ATB 1 LLC

* * * * * * *

FIRST:	The name of the limited liability company is USS ATB 1 LLC.

SECOND:	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of USS ATB 1 LLC this 13th day of February, 2006.

/s/ Celia Montgomery
Celia Montgomery, Authorized Person